Exhibit 10.58

STATE AUTO INSURANCE COMPANIES

AMENDED AND RESTATED

DIRECTORS DEFERRED COMPENSATION PLAN

Initially Effective

August 1, 1995

as amended and restated as of March 1, 2001

STATE AUTO INSURANCE COMPANIES

AMENDED AND RESTATED

DIRECTORS DEFERRED COMPENSATION PLAN

(the “Plan”)

I

PURPOSE

State Automobile Mutual Insurance Company and its affiliates (collectively, the “State Auto Companies”) are willing to provide members of their Board of Directors (the “Board”), as an incentive for those individuals to continue their relationship with the State Auto Companies, the opportunity to defer the payment of their Board fees for retirement savings purposes.

The Plan is the continuation of the State Auto Insurance Companies Directors Deferred Compensation Plan effective August 1, 1995, which is being amended and restated effective as of March 1, 2001, to reflect (1) the assignment to and assumption by Midwest Security Insurance Company (“Midwest”) of all rights, duties and obligations under the Plan from State Automobile Mutual Insurance Company (“SAMIC”) as they relate to directors who serve solely as directors of SAMIC and no other State Auto Company, (2) the assignment to and assumption by State Auto Property & Casualty Insurance Company (“SAP&C”) of all rights, duties and obligations under the Plan from the other State Auto Companies as they relate to all other directors of the State Auto Companies, other than those described in (1) above; and (3) two additional investment options in which a participant may be permitted to direct the investment of the portion of Midwest’s or SAP&C’s funds allocated to him, as the case may be. For purposes of the Plan, the term “Company” shall mean (a) Midwest for those participants who are directors only of SAMIC and no other State Auto Company, and (b) SAP&C for all other directors of the State Auto Companies.

II

ELIGIBILITY

All members of the Board of any State Auto Company are eligible to participate in the Plan. If you are eligible to participate in the Plan, you will sign a Deferred Compensation Agreement which details the requirements you must satisfy to be eligible to participate in the Plan.

III

DEFERRED COMPENSATION ACCUMULATIONS

The benefits provided to Directors under their Deferred Compensation Agreements are paid from the Company’s general assets. The program is, therefore, considered to be an “unfunded” arrangement as amounts are not set aside or held by the Company in a trust, escrow, or similar account or fiduciary relationship on your behalf. Each participant’s rights to benefits under the Plan are equivalent to the rights of any unsecured general creditor of the Company. However, the Company may (a) open accounts with one or more investment companies selected by the President, Chairman, and C.E.O. of the Company in his discretion, (b) open accounts with one or more firms to hold common shares, without par value, of State Auto Financial Corporation, purchased in open market transactions (“STFC Shares”), or (c) create phantom stock units each of which shall represent the fair market value of STFC share (“Phantom Stock Units”), and may invest funds subject to this Plan in these mutual funds, STFC Shares or Phantom Stock Units (collectively, the “investment options”) at their then current offering price or market value, as the case may be. Each participant may be permitted to direct how the portion of the Company’s funds allocable to him or her is invested among the investment options, if such accounts are established and such Phantom Stock Units are created. The Company currently expects any such investment options (other than the Phantom Stock Units) will be similar to those available under its tax-qualified retirement plan for employees, but is not obligated to make these or any other particular investment options available, or, if made available at any one time, to continue to make them available. The total number of STFC Shares that may be made available as an investment option hereunder is ________. All investments shall at all times continue to be a part of the Company’s general assets for all purposes.

To measure the amount of the Company’s obligations to a participant in this program, the Company will maintain a bookkeeping record or account of each participant’s “Accumulations”. You may elect (within 30 days of when you first become eligible to participate in the Plan for your initial year of participation or, for subsequent years, not later than the December 31 prior to each such year) to defer payment of a portion or all of your director’s fees including, without limitation, committee meeting fees, to be earned during the balance of the current or next calendar year, as applicable, as a credit to your Accumulations, known as the “Deferral Value.” The minimum amount you may defer is 10% and the maximum is 100% of all fees expected to be paid to you as a director of the applicable State Auto Company, except that with respect to committee meeting fees, you may not defer less than 100% of such fees, if you choose to defer any amount.

Earnings (or Losses): At least once each calendar year while you have a credit balance in your Accumulations, the Company will credit your Accumulations with earnings (or losses), if any, for the period since the last such crediting and determine the value of your Accumulations at that time. The earnings (or losses) may either be credited on the basis of the earnings (or losses) allocable to your directed portion of the Company investments, if any, or on the basis of a hypothetical earnings rate, as determined by the Company in its sole discretion from time to time. The Company also reserves the right to adjust the earnings (or losses) credited to your Accumulations and to determine the value of your Accumulations as of any date by adjusting such earnings (or losses) or such fair market value for the Company’s tax and other costs of providing this Plan.

Tax Consequences: These earnings will compensate for the postponement of the receipt of the Accumulations and give you the benefit of tax-deferred growth of the accumulating amounts, if any. Under current federal income tax rules, the amounts credited to your Accumulations, including earnings, will not be taxable income to you in the year they are credited to your account. You, or your beneficiaries in the event of your death, will generally be taxable on these amounts and the credited earnings, if any, only if and when benefits are actually paid to you. And any such amounts, when paid, will be taxable as ordinary income. Thus, this program provides the opportunity to defer income and the payment of income taxes.

Selection of Investment Options: In the event the Company makes some or all of the investment options available to participants, at such time each year as you elect to defer a portion of your compensation (the “Deferred Amount”), you will be given a form pursuant to which you may direct how such Deferred Amount is to be invested among the available investment options. The Company may also provide information to participants how they may change their directions with respect to the allocation of their Deferred Amount among the investment options or reallocate their Accumulations among the investment options, from time to time.

The Company will invest a participant’s Deferred Amount in accordance with the participant’s directions upon such amount being deemed by the appropriate State Auto Company to have been earned and then transferred to the Company. All purchases by the Company of shares of investment companies will be at such shares’ current offering price, and purchases by the Company of STFC Shares will be made in the open market at their then current market value. The Company, however, reserves the right to delay or suspend its purchase of STFC Shares as it may deem necessary or appropriate to comply with all applicable securities laws, including the Securities Exchange Act of 1934, as amended.

The Company may also periodically advise participants generally as to reporting requirements and other possible limitations associated with directing a portion of their Deferral Amount or Accumulations be invested in STFC Shares.

IV

BENEFITS

A.	Vesting

All amounts credited to Accumulations in the Plan will always be 100% “vested”. This means you will always be entitled to receive benefits from your Accumulations.

B.	Payment of Benefits.

1. Cash Payment Only. Any benefits payable to you under the Plan will be made solely in cash and not in the form of any other property or securities, including any shares of an investment company or STFC Shares that may be an investment option hereunder. Any investment options representing a participant’s Accumulations under the Plan are the sole and exclusive property of the Company. As a result, you will have no rights as a shareholder, including voting rights, with respect to these investment options representing your Accumulations.

2. Retirement Benefits. You will be eligible to receive retirement benefits under the Plan upon your retirement from the Board. Retirement benefits will generally be paid as a monthly benefit payable for 60 months. The amount of your benefit will equal the amount necessary to amortize your total Accumulations over the 60 month period. The amount payable each month will either be based on an approximately equal amortization of principal plus actual earnings (or less actual losses) or an amortization based on an assumed interest rate declared by the Company from time to time during the period of distribution. You must give the appropriate State Auto Company or the Company at least 30 days advance written notice of your intention to retire and receive retirement benefits. Actual benefit payments will begin on the first day of the second month following your satisfaction of all requirements for payment.

3. Disability Benefits. If you become totally disabled before satisfying the requirements for retirement benefits, you will be eligible to receive payment of the amounts credited to your Accumulations as a monthly benefit commencing after six months of total disability and payable for 60 months. The amount of the benefit will be determined in the same manner as retirement benefits. For this purpose, “total disability” means a physical or mental condition which totally and presumably permanently prevents you from performing your duties as a director of the appropriate State Auto Company. It is up to such State Auto Company to determine whether you qualify as being totally disabled. If your disability ends, your disability benefit payments will stop. However, you could continue to qualify for benefits under another provision of the Plan.

4. Death Benefits. In the event of your death while receiving benefit payments under the Plan, the Company will pay the beneficiary or beneficiaries designated by you any remaining payments due under the terms of your Deferred Compensation Agreement, using the same method of distribution in effect to you at the date of your death. In the event of death prior to beginning to receive benefits under the Deferred Compensation Agreement, the Company will pay benefits to your beneficiary or beneficiaries, beginning as soon as practicable after your death. In this case, benefits will generally be paid as a monthly benefit payable for 60 months computed in the same manner as retirement benefits. The Company will provide you with the form for designating your beneficiary or beneficiaries. If you fail to make a beneficiary designation, or if your designated beneficiary predeceases you or cannot be located, any death benefits will be paid to your estate.

5. Other Termination of Board Membership. If your membership on the Board terminates for any reason other than retirement, death, or total disability, then the vested portion of your Accumulations will be paid to you as a monthly benefit payable for 60 months computed in the same manner as retirement benefits, beginning as soon as administratively practicable after your term of office ends.

6. Payment Alternatives. At the Company’s election, or upon your request, benefits may be paid in a lump sum or over a shorter or longer period of time than the 60 months generally called for, as described above. However, no request by you or your beneficiaries for a different payment method will be binding on the

Company, and any accelerated or deferred payment of benefits shall be made only in the sole discretion of the Company. In addition, the Company may alter the payment method in effect from time to time in its discretion. If the payment method is altered, the amount you or your beneficiaries will receive will be computed under one of the alternative methods for determining payment amounts provided for under the normal form of distribution for your Accumulations, determined by the Company in its discretion.

V

MISCELLANEOUS PROVISIONS

A.	No Right to Company Assets.

As explained previously, this Directors Deferred Compensation Plan is an unfunded arrangement, and the agreement you will enter into with the Company and the applicable State Auto Company does not create a trust of any kind or a fiduciary relationship among the Company, the applicable State Auto Company and you, your designated beneficiaries or any other person. To the extent you, your designated beneficiaries, or any other person acquires a right to receive payments from the Company under the Directors Deferred Compensation Agreement, that right is no greater than the right of any unsecured general creditor of the Company. Neither you, your designated beneficiaries nor any other person acquires a right of any kind against any other State Auto Company.

B.	Modification or Revocation.

Your Directors Deferred Compensation Agreement will continue in effect until revoked, terminated, or all benefits are paid. However, the Deferred Compensation Agreement and this Plan may be amended, revoked or terminated at any time, in whole or in part, by the Company or the applicable State Auto Company, in its sole discretion. Unless you agree otherwise, you will still be entitled to the benefit, if any, that you have earned through the date of any amendment, revocation or termination. Such benefits will be payable at the times and in the amounts provided for in the Directors Deferred Compensation Agreement, or the Company may elect to accelerate distribution and pay all amounts due immediately. The Plan will continue until terminated by the Company or the applicable State Auto Company, which may be at any time, in such entity’s discretion.

C.	Rights Preserved.

Nothing in the Directors Deferred Compensation Agreement or this Plan gives any director the right to continue to hold such office. The relationship between you and the applicable State Auto Company shall continue to be determined by the applicable provisions of the Articles of Incorporation and Code of Regulations of such State Auto Company and by applicable law.

D.	Controlling Documents.

This is merely a summary of the key provisions of the Directors Deferred Compensation Agreement currently in use by the State Auto Companies and the Company. In the event of any conflict between the provisions of this Plan and the Directors Deferred Compensation Agreement, the Agreement shall in all cases control.